Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
— Quarterly Results Reflect Significant Increases in Revenues,
Operating Profits and Free Cash Flow —
— Company Sets Records for New Business Volume, Cash Flow
and Operational Activity in 2005 —
(Dulles, VA 22 February 2006) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the fourth quarter and full year 2005. Orbital reported fourth quarter 2005 revenues of $199.6 million compared to revenues of $175.2 million in the fourth quarter of 2004. The company’s fourth quarter 2005 operating income was $13.8 million as compared to $12.3 million of operating income in the comparable quarter in 2004.
Orbital’s fourth quarter 2005 net income was $7.6 million, or $0.12 diluted earnings per share, as compared to adjusted net income* of $5.8 million, or $0.09 adjusted diluted earnings per share*, in the fourth quarter of 2004. The company also reported free cash flow* of $26.5 million in the fourth quarter of 2005 and firm backlog of $1.26 billion as of December 31, 2005.
For the full year, Orbital’s 2005 revenues increased to $703.5 million, compared to $675.9 million in 2004. Operating income was $53.0 million in 2005, compared to $55.3 million in 2004. Net income was $28.2 million, or $0.45 diluted earnings per share, compared to adjusted net income of $26.2 million, or $0.40 adjusted diluted earnings per share, in 2004. Full-year 2005 free cash flow was $59.1 million.

* “Adjusted net income,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures discussed throughout this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

Commenting on the fourth quarter and full year 2005 financial results, Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “In the final quarter of last year, Orbital continued to generate strong financial results, with good revenue and earnings growth and excellent free cash flow performance. For the year as a whole, the company set new records for new business volume, cash flow and overall operational activity. Building on this solid foundation, we are very optimistic about 2006 as we look forward to another year of operational and financial progress.”
Financial Highlights
Summary financial results for the fourth quarter of 2005 as compared to the fourth quarter of 2004 were as follows:

	Fourth Quarter
($ in millions, except per share data)	2005		2004
Revenues		$199.6	$175.2
Operating Income		13.8	12.3
Net Income		7.6	166.1
Adjusted Net Income		n/a	5.8	(1)
Diluted Earnings Per Share		0.12	2.58
Adjusted Diluted Earnings Per Share	$	n/a	$0.09	(1)

(1) Adjusted in 2004 to reflect income tax expense the company would have recorded had it been recording income tax in the same manner as in 2005.
Summary financial results for the full year were as follows:

	Full Year
($ in millions, except per share data)	2005		2004
Revenues		$703.5	$675.9
Operating Income		53.0	55.3
Net Income		28.2	200.0
Adjusted Net Income		n/a	26.2	(1)
Diluted Earnings Per Share		0.45	3.08
Adjusted Diluted Earnings Per Share	$	n/a	$0.40	(1)

(1) Adjusted in 2004 to reflect income tax expense the company would have recorded had it been recording income tax in the same manner as in 2005.
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

Revenues
Revenues by segment for the fourth quarter of 2005 were as follows:

	Fourth Quarter
($ in millions)	2005	2004
Launch Vehicles	$87.7	$80.1
Satellites and Related Space Systems	106.5	90.0
Transportation Management Systems	6.8	6.7
Eliminations	(1.4)	(1.6)

Total Revenues	$199.6	$175.2
Orbital’s fourth quarter 2005 revenues increased 14% to $199.6 million, compared to fourth quarter 2004 revenues of $175.2 million. This increase was driven by revenue growth in all of the company’s reporting segments. Satellites and related space systems segment revenues increased due to significantly higher communications satellites product line revenue, offset partially by revenue decreases in the science, technology and defense satellites and the technical services product lines. The growth in communications satellites revenue was primarily due to work on several new satellite contracts awarded in 2005. The growth in launch vehicles segment revenues was driven by increased program activity in the interceptor launch vehicles and space launch vehicles product lines. Revenues in the transportation management systems segment increased slightly, reflecting program activity on several recently awarded contracts offset partially by the completion or near-completion of other contracts.
Revenues by segment for the full year were as follows:

	Full Year
($ in millions)	2005	2004
Launch Vehicles	$335.3	$323.3
Satellites and Related Space Systems	348.6	331.7
Transportation Management Systems	26.5	29.1
Eliminations	(6.9)	(8.2)

Total Revenues	$703.5	$675.9
For full year 2005, Orbital reported $703.5 million in revenues, up from $675.9 million for 2004, primarily due to growth in the launch vehicles and satellites and related space systems segments, partially offset by a revenue decrease in the transportation management systems segment. The launch vehicles segment growth was driven by higher revenues in interceptor launch vehicles and target launch vehicles, partially offset by lower revenues from space launch vehicles. The satellites and related space systems segment growth was driven by higher revenues from communications satellites, offset partially by lower revenues from science, technology and defense satellites and technical services. Transportation management systems segment revenues decreased due to the completion or near-completion of certain contracts.
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

Operating Income
Operating income by segment for the fourth quarter of 2005 was as follows:

	Fourth Quarter
($ in millions)	2005	2004
Launch Vehicles	$9.1	$7.9
Satellites and Related Space Systems	4.6	4.1
Transportation Management Systems	0.1	0.3
Corporate and Other	—	—

Total Operating Income	$13.8	$12.3
Orbital reported operating income of $13.8 million in the fourth quarter of 2005, up 12% compared to operating income of $12.3 million in the fourth quarter of 2004. The operating income increase was driven by increases in the launch vehicles segment and satellites and related space systems segment. Launch vehicles operating income increased $1.2 million, or 15%, in the fourth quarter of 2005. Satellites and related space systems operating income increased $0.5 million, or 14%, in the fourth quarter of 2005.
Operating income by segment for the full year was as follows:

	Full Year
($ in millions)	2005	2004
Launch Vehicles	$35.4	$30.1
Satellites and Related Space Systems	16.1	21.5
Transportation Management Systems	1.5	1.2

Income from Operating Segments	53.0	52.8
Corporate and Other	—	2.5	(1)

Total Operating Income	$53.0	$55.3

(1) Comprised solely of a $2.5 million non-recurring gain.
Orbital reported operating income of $53.0 million for the full year compared to $55.3 million in 2004. Income from Orbital’s operating segments increased $0.2 million due to a $5.3 million increase in launch vehicles income, a $0.3 million increase in transportation management systems income and a $5.4 million decrease in satellites and related space systems income. The growth in launch vehicles income was driven by interceptor launch vehicles and space launch vehicles results. The decrease in satellites and related space systems income was primarily caused by cost growth and schedule delays on certain communications satellite contracts. Satellites and related space systems operating income for 2005 includes $2.7 million of profit pertaining to satellite acceptance and incentive fees received from a customer and former affiliate.
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

Net Income
Net income for the fourth quarter of 2005 was $7.6 million, or $0.12 diluted earnings per share, compared to $5.8 million adjusted net income for the fourth quarter of 2004, or $0.09 adjusted diluted earnings per share. Net income for the full year 2005 was $28.2 million, or $0.45 diluted earnings per share, compared to $26.2 million adjusted net income for the full year 2004, or $0.40 adjusted diluted earnings per share. Net income and diluted earnings per share for 2004 have been adjusted to reflect income tax expense in a manner consistent with 2005.
Cash Flow and Balance Sheet
As of December 31, 2005, Orbital’s unrestricted cash balance was $158.8 million. The company generated $26.5 million of free cash flow for the fourth quarter of 2005 and $59.1 million for the full year. The company repurchased $14.6 million of its common stock, or 1.23 million shares, in the fourth quarter, while it repurchased $34.6 million of its stock, or 3.17 million shares, during the full year.
The company’s cash flow was as follows:

	Fourth Quarter	Full Year
($ in millions)	2005	2005
Net Cash Provided by Operating Activities	$31.3	$74.7
Capital Expenditures	(4.8)	(15.6)

Free Cash Flow	26.5	59.1
Proceeds from Issuance of Common Stock	1.5	7.0
Repurchase of Common Stock	(14.6)	(34.6)
Other	(1.0)	1.8

Net Increase in Cash	12.4	33.3
Beginning Cash Balance	146.4	125.5

Ending Cash Balance	$158.8	$158.8
Summary balance sheet data as of December 31, 2005 was as follows:

Assets		Liabilities and Equity
($ in millions)
Cash and Equivalents	$158.8	Short-Term Debt	$0.1
Other Current Assets	193.7	Other Current Liabilities	146.4
Property and Equipment	85.6	Long-Term Debt	126.5
Goodwill	55.6	Other Non-Current Liabilities	0.1
Other Assets	175.1	Stockholders’ Equity	395.7

Total Assets	$668.8	Total Liabilities and Equity	$668.8
New Business Highlights
During the fourth quarter of 2005, Orbital booked approximately $120 million in new firm orders and $100 million in new option orders. For the year as a whole, Orbital received about $580
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

million in new firm orders and $990 million in new option orders. In addition, the company received option exercises under existing contracts totaling approximately $155 million for the fourth quarter of 2005 and $210 million for the full year. As of December 31, 2005, the company’s firm contract backlog was approximately $1.26 billion, up 8% from $1.17 billion a year earlier. Total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.90 billion at year-end 2005, an increase of 26% compared to $2.31 billion at year-end 2004. Firm and total backlog include new orders less current period revenues, order cancellations and other adjustments.
Operational Highlights
In the fourth quarter of 2005, Orbital completed eight space missions and major system deliveries. During the quarter, Orbital launched and deployed two commercial communications satellites, the Galaxy 15 satellite for PanAmSat Corporation (NYSE: PA) in October and the Telkom-2 spacecraft for PT Telkom (NYSE: TLK) in November. Both satellites have successfully completed their in-orbit testing process and are now in commercial service. Orbital also completed two missile defense-related launches in the final months of 2005, including a launch of the company’s Orbital Boost Vehicle (OBV) interceptor rocket for the Ground-based Midcourse Defense (GMD) program in December and a launch of a target rocket for the sea-based Aegis Ballistic Missile Defense program in November. The first operational launch of the company’s “Coyote” high-speed sea-skimming ramjet-powered target vehicle was also carried out in the quarter. In addition to these successful operational events, Orbital delivered three OBV boosters for future deployments.
“For the year as a whole, Orbital carried out 16 major launch vehicle and space system missions and 31 smaller sounding rocket and missile target launches. The company also delivered 16 additional rockets, satellites and other systems for future deployments,” said Mr. Thompson. “These highly successful operations increased our record to 53 consecutive successful major space missions since 2001 and boosted our record to 145 successes out of 148 total missions during the past ten years,” Thompson added.
In 2006, Orbital expects to carry out up to 28 major launch vehicle and spacecraft missions and to complete and deliver an additional 15 or more satellites and launch vehicles for future missions. During the year, the company plans to launch between 16 and 18 major interceptor, space and target launch vehicles, including three flight tests of the OBV missile defense interceptor and up to eight Coyote target vehicles, along with several medium- and long-range ballistic targets for missile defense flight test programs. In addition, Orbital is scheduled to conduct up to four space launches, including two for NASA aboard Pegasus rockets and one for the U.S. Air Force and another for a U.S./Taiwan cooperative scientific program on Minotaur rockets. The company also plans to deploy nine or ten satellites for commercial, scientific and defense customers in the year ahead.
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

2006 Financial Guidance Update
The company updated its financial targets for 2006, indicating that it anticipates full year 2006 revenues to be in the $760 to $780 million range and operating income margin in the 7.75% to 8.25% range. Diluted earnings per share in 2006 are expected to be in the $0.51 to $0.56 range, based on approximately 62 million average diluted shares. The company also expects to generate $55 to $60 million in free cash flow for 2006.
Disclosure of Non-GAAP Financial Measures
The following are provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.
Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.
Adjusted net income is defined as 2004 GAAP net income (the most directly comparable GAAP financial measure) adjusted to reflect income taxes as if the company had recorded income taxes in the same manner as in 2005. The company recorded substantially higher income tax expense in 2005, comprised primarily of non-cash income taxes, as a result of the company’s reversal of most of its deferred tax valuation allowance in the fourth quarter of 2004. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. These measures are provided so investors can more easily compare 2005 net income to 2004 net income since income tax expense in 2004 was not recorded in the same manner as in 2005. The reconciliation of the reported net income to adjusted net income is as follows:

	Quarter Ended	Full Year Ended
($ in millions, except share data)	December 31, 2004	December 31, 2004
Reported Net Income	$166.1	$200.0
Less Reported Income Tax Benefit Primarily Related to Reversal of Deferred Tax Valuation Allowance	(156.4)	(155.9)
Less Income Tax Expense that Would Have Been Recorded in the Same Manner as 2005	(3.9)	(17.9)

Adjusted Net Income	$5.8	$26.2

Adjusted Diluted Earnings Per Share	$0.09	$0.40
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
2006 Annual Stockholders Meeting
Orbital’s annual stockholders meeting will be held at 9:00 a.m. on Thursday, April 27, 2006, at the company’s headquarters in Dulles, Virginia.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the fourth quarter earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements

	Quarter Ended December 31,
(Thousands, except per share data)	2005	2004

Revenues	$199,574	$175,185
Costs of goods sold	165,297	149,843

Gross profit	34,277	25,342
Research and development expenses	2,951	1,656
Selling, general and administrative expenses	17,529	11,400

Income from operations	13,797	12,286
Other income, net	1,658	1,117
Interest expense	(3,158)	(2,742)
Debt extinguishment expense	—	(961)

Income before taxes	12,297	9,700
Income tax (provision) benefit	(4,680)	156,358

Net income	$7,617	$166,058

Basic net income per share	$0.14	$3.22

Diluted net income per share	$0.12	$2.58

Shares used in computing basic net income per share	55,169	51,526
Shares used in computing diluted net income per share	61,996	64,322
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements

	Year Ended December 31,
(Thousands, except per share data)	2005	2004

Revenues	$703,450	$675,935
Costs of goods sold	578,764	566,787

Gross profit	124,686	109,148
Research and development expenses	6,294	6,311
Selling, general and administrative expenses	65,439	50,052
Settlement expense (income)	—	(2,538)

Income from operations	52,953	55,323
Other income, net	4,576	2,290
Interest expense	(11,746)	(11,386)
Debt extinguishment expense	—	(2,099)

Income before taxes	45,783	44,128
Income tax (provision) benefit	(17,620)	155,872

Net income	$28,163	$200,000

Basic net income per share	$0.51	$4.03

Diluted net income per share	$0.45	$3.08

Shares used in computing basic net income per share	54,804	49,658
Shares used in computing diluted net income per share	62,415	65,022
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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(Thousands)	2005	2004
Assets
Cash	$158,849	$125,504
Receivables, net	131,251	149,480
Inventory	19,006	13,565
Deferred income taxes, net	30,614	26,710
Other current assets	12,767	12,195

Total current assets	352,487	327,454
Property, plant and equipment, net	85,640	83,154
Goodwill	55,551	55,551
Deferred income taxes, net	166,248	185,940
Other non-current assets	8,864	11,671

Total Assets	$668,790	$663,770

Liabilities and Stockholders’ Equity
Short-term borrowings	$76	$161
Accounts payable and accrued expenses	116,153	121,454
Deferred revenues	30,281	19,478

Total current liabilities	146,510	141,093
Long-term debt	126,459	128,375
Other non-current liabilities	87	178
Total stockholders’ equity	395,734	394,124

Total Liabilities and Stockholders’ Equity	$668,790	$663,770

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Orbital Reports Fourth Quarter and Full Year 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows

	Quarter Ended	Full Year Ended
(Thousands)	December 31, 2005	December 31, 2005

Net income	$7,617	$28,163
Depreciation and amortization	3,418	13,954
Amortization of debt costs	153	612
Deferred taxes	4,688	16,990
Changes in assets and liabilities	15,416	15,027
Other	34	(50)

Net cash provided by operating activities	31,326	74,696

Capital expenditures	(4,779)	(15,636)
Change in cash restricted for letters of credit	(1,020)	2,021

Net cash used in investing activities	(5,799)	(13,615)

Repayment of debt and other	(43)	(157)
Repurchase of common stock	(14,569)	(34,568)
Net proceeds from issuance of common stock	1,491	6,989

Net cash used in financing activities	(13,121)	(27,736)

Net increase in cash	12,406	33,345
Cash, beginning of period	146,443	125,504

Cash, end of period	$158,849	$158,849